Exhibit 10.11

CONVERSION AGREEMENT

THIS AGREEMENT, made effective August 1, 2017 (the “Effective Date”), between AVRA Medical Robotics Inc., a Florida corporation (hereinafter referred to as the “Company”), and Albert Christian Schauer, residing at 6455 N 39th Street, Augusta, Michigan 49012, USA (hereinafter referred to as the “Employee”).

WHEREAS, the Company wishes to convert payments due to the Employee per the Employment Agreement dated August 1, 2016 into Company shares on the terms and conditions hereinafter set forth, and the Employee wishes to accept such conversion;

NOW THEREFORE, in consideration of the covenants of each of the parties given to the other and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

a)	From August 1, 2017 through August 1, 2018 the Employee agrees that all cash payments due to the Employee per the Employment Agreement dated August 1, 2016, will be paid in Company restricted common shares using a share price of $2.00. The Company shall issue these shares to the Employee as soon as they are due and as soon as is feasible.

IN WITNESS WHEREOF. the parties hereto have executed this Agreement as of the 1st day of August 2017.

AVRA Medical Robotics Inc.

By:	/s/ Barry F. Cohen
Barry F. Cohen, CEO

/s/ A. Christian Schauer
A. Christian Schauer